Exhibit 99.1

NEWS RELEASE	CONTACT: Brad Forsyth Chief Financial Officer (415) 408-4700

Strong Fourth Quarter Propels Willis Lease Finance to $15.6 Million Profit in 2013

NOVATO, CA – March 3, 2014 – Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported 2013 net income attributable to common shareholders of $15.6 million, or $1.89 per diluted share. Fourth quarter net income attributable to common shareholders was $6.6 million, or $0.81 per diluted share, fueled by 12.9% growth in lease rent revenue due to improved utilization and a larger lease portfolio, which contributed to 18.9% overall growth in total revenue.

“We ended 2013 with significant momentum, purchasing six new engines in December for over $75 million, contributing to growth in both our portfolio and the Willis Mitsui JV portfolio, and closing new lease agreements for 19 engines, which is a record-setting pace for us,” said Charles F. Willis, Chairman and CEO.  “Our earnings this quarter are the highest we’ve reported since the third quarter of 2009. A major improvement in our portfolio utilization is one of the major reasons for the strong results, which has carried into 2014. Utilization reached 89% at the end of January 2014 which is the highest level reached in the past three years. Improving lease demand across all engine types, underpinned by our continued access to the global bank and capital markets, has provided a strong start to 2014.”

In the fourth quarter of 2012, Willis Lease recorded a $2.8 million charge related to the redemption of its preferred stock, which resulted in a net loss of $0.8 million, or $0.09 per diluted share. For the full year in 2012, a $15.5 million pre-tax charge for extinguishment of debt and derivatives termination related to the successful closing of the WEST II ABS financing contributed to a net loss of $3.8 million, or $0.43 per diluted share.

Fourth Quarter and 2013 Highlights (at or for the three-month periods ended December 31, 2013, compared to December 31, 2012 and September 30, 2013):

♦                Tangible book value per share increased 10.8% to $25.31 compared to $22.85 a year ago.

♦                Repurchased 395,254 shares of common stock in 2013 for $5.9 million at a weighted average price of $14.97 per share.

♦                The lease portfolio increased 7.4% to $1.03 billion from $0.96 billion a year ago.

♦                Lease rent revenues increased 12.9% in the quarter and 7.6% for the year, reflecting higher average portfolio utilization and an increase in the average size of the lease portfolio.

♦                Total revenues increased 18.9% in the quarter and 7.0% for the year.

♦                Interest expense increased 22.0% to $38.7 million compared to $31.7 million a year ago, reflecting higher debt levels due to growth in the lease portfolio and higher average financing costs. The higher interest costs (pre-tax) were partially offset by the elimination of the $2.5 million preferred dividend (after-tax) resulting from the repurchase of the preferred stock in October 2012.

♦                Average utilization in 2013 was 84% compared to 83% in 2012.

♦                Utilization was 86% at December 31, 2013, up from 85% at September 30, 2013 and 83% at June 30, 2013.

♦                Liquidity under the revolving credit facility was $88 million at year end, down from $148 million a year ago.

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WLFC earns $1.89 EPS in 2013

March 3, 2014

“In addition to growing our engine portfolio, we made strategic investments during 2013 to better position our business for the future,” said Donald Nunemaker, President. “We increased the size of the engine lease portfolio of the Willis Mitsui joint venture by more than $100 million in 2013, ending the year with 26 engines with a book value of $242 million. We also launched Willis Aeronautical Services, Inc. to provide end-of-life solutions for aviation materials and services related to aircraft engines and acquired most of the assets and hired the team of professionals from JT-Power, LLC.  The integration of this business is going well and the business was accretive to 2013 earnings, sooner than expected.”

Balance Sheet

At December 31, 2013, Willis Lease had 202 commercial aircraft engines, 5 aircraft parts packages and 4 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.03 billion, compared to 184 commercial aircraft engines, 4 aircraft parts packages and 7 aircraft and other engine-related equipment in its lease portfolio, with a net book value of 0.96 billion, a year ago.  The Company’s funded debt-to-equity is 3.70 to 1 at year end, compared to 3.60 to 1 at September 30, 2013 and 3.50 to 1 a year ago.

About Willis Lease Finance

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, APU’s and aircraft to airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul providers in 110 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools supported by cutting edge technology, as well as various end-of-life solutions for aircraft, engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

WLFC earns $1.89 EPS in 2013

March 3, 2014

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change
REVENUE
Lease rent revenue	$26,721	$23,674	12.9%	$101,737	$94,591	7.6%
Maintenance reserve revenue	16,786	12,719	32.0%	46,694	41,387	12.8%
Gain on sale of leased equipment	2,119	942	124.9%	5,675	5,499	3.2%
Other revenue	1,577	2,357	(33.1)%	4,306	6,613	(34.9)%
Total revenue	47,203	39,692	18.9%	158,412	148,090	7.0%

EXPENSES
Depreciation and amortization expense	15,164	13,710	10.6%	58,727	52,591	11.7%
Write-down of equipment	193	3,118	(93.8)%	6,461	5,874	10.0%
General and administrative	9,603	9,212	4.2%	33,868	34,551	(2.0)%
Technical expense	2,440	2,291	6.5%	12,863	7,006	83.6%
Net finance costs:
Interest expense	9,735	9,155	6.3%	38,719	31,749	22.0%
Interest income	-	-	0.0%	-	(80)	(100.0)%
Loss on debt extinguishment and derivatives termination	-	50	(100.0)%	-	15,462	(100.0)%
Total net finance costs	9,735	9,205	5.8%	38,719	47,131	(17.8)%
Total expenses	37,135	37,536	(1.1)%	150,638	147,153	2.4%

Earnings from operations	10,068	2,156	367.0%	7,774	937	729.7%

Earnings from joint ventures	340	811	(58.1)%	3,526	1,759	100.5%

Income before income taxes	10,408	2,967	250.8%	11,300	2,696	319.1%
Income tax expense (benefit)	3,855	756	409.9%	(4,326)	1,161	(472.6)%
Net income	$6,553	$2,211	196.4%	$15,626	$1,535	918.0%

Preferred stock dividends	-	147	(100.0)%	-	2,493	(100.0)%
Preferred stock redemption costs	-	2,835	(100.0)%	-	2,835	(100.0)%
Net income (loss) attributable to common shareholders	$6,553	$(771)	n/a	$15,626	$(3,793)	n/a

Basic earnings (loss) per common share	$0.84	$(0.09)		$1.95	$(0.45)

Diluted earnings (loss) per common share	$0.81	$(0.09)		$1.89	$(0.43)

Average common shares outstanding	7,846	8,277		8,029	8,490
Diluted average common shares outstanding	8,084	8,525		8,289	8,791

WLFC earns $1.89 EPS in 2013

March 3, 2014

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$12,469	$5,379
Restricted cash	51,126	24,591
Equipment held for operating lease, less accumulated depreciation	1,033,022	961,459
Equipment held for sale	32,491	23,607
Operating lease related receivable, net of allowances	13,286	12,916
Inventory	3,280	-
Investments	23,485	21,831
Property, equipment & furnishings, less accumulated depreciation	4,950	5,989
Intangible assets, net	1,396	-
Equipment purchase deposits	1,369	1,369
Other assets	22,355	21,574
Total assets	$1,199,229	$1,078,715

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$16,283	$15,374
Liabilities under derivative instruments	-	1,690
Deferred income taxes	86,685	90,638
Notes payable	787,614	696,988
Maintenance reserves	77,335	63,313
Security deposits	15,158	6,956
Unearned lease revenue	3,549	4,593
Total liabilities	986,624	879,552

Shareholders’ equity:
Common stock ($0.01 par value)	$84	$87
Paid-in capital in excess of par	44,741	47,785
Retained earnings	167,455	151,829
Accumulated other comprehensive income (loss), net of tax	325	(538)
Total shareholders’ equity	212,605	199,163

Total liabilities and shareholders’ equity	$1,199,229	$1,078,715

WLFC earns $1.89 EPS in 2013

March 3, 2014

Consolidated Statements of Income (Loss)

(In thousands, except per share data)

	Twelve Months Ended

	December 31,

	2013	2012	2011	2010	2009
REVENUE
Lease rent revenue	$101,737	$94,591	$104,663	$102,133	$102,390
Maintenance reserve revenue	46,694	41,387	39,161	34,776	46,049
Gain on sale of leased equipment	5,675	5,499	11,110	7,990	1,043
Other revenue	4,306	6,613	1,719	3,403	958
Total revenue	158,412	148,090	156,653	148,302	150,440

EXPENSES
Depreciation and amortization expense	58,727	52,591	51,250	48,704	44,091
Write-down of equipment	6,461	5,874	3,341	2,874	6,133
General and administrative	33,868	34,551	35,701	29,302	26,765
Technical expense	12,863	7,006	8,394	8,118	7,149
Net finance costs:
Interest expense	38,719	31,749	35,201	40,945	36,013
Interest income	-	(80)	(167)	(212)	(280)
Loss (Gain) on debt extinguishment and derivatives termination	-	15,462	343	-	(876)
Total net finance costs	38,719	47,131	35,377	40,733	34,857
Total expenses	150,638	147,153	134,063	129,731	118,995

Earnings from operations	7,774	937	22,590	18,571	31,445

Earnings from joint ventures	3,526	1,759	1,295	1,109	942

Income before income taxes	11,300	2,696	23,885	19,680	32,387
Income tax expense (benefit)	(4,326)	1,161	9,377	7,630	10,020
Net income	$15,626	$1,535	$14,508	$12,050	$22,367

Preferred stock dividends	-	2,493	3,128	3,128	3,128
Preferred stock redemption costs	-	2,835	-	-	-
Net income (loss) attributable to common shareholders	$15,626	$(3,793)	$11,380	$8,922	$19,239

Basic earnings (loss) per common share	$1.95	$(0.45)	$1.35	$1.03	$2.30

Diluted earnings (loss) per common share	$1.89	$(0.43)	$1.28	$0.96	$2.14

Average common shares outstanding	8,029	8,490	8,423	8,681	8,364
Diluted average common shares outstanding	8,289	8,791	8,876	9,251	8,983

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Note:  Transmitted on GlobeNewswire on March 3, 2014, at 6:00 a.m. PST.